Exhibit 1

BARCLAYS ‘07

Barclays PLC Notice of Meeting Message from the Chairman

Marcus Agius Chairman Barclays PLC

This year’s Annual General Meeting (‘AGM’) will be held on Thursday 26th April 2007 and once again will be at The Queen Elizabeth II Conference Centre, London. The Notice of Meeting is set out on pages 2 to 5.

The biographical details for the Directors standing for re-election at this year’s AGM are included in the Notice of Meeting.

Each of the Directors standing for re-election at the AGM has been subject to a rigorous evaluation process, further details of which may be found in the Annual Report. Following this process, I can confirm that the Board considers the performance of each of the Directors standing for re-election at the AGM to be fully effective and they each demonstrate the commitment expected of a Barclays Director. The Board has also concluded that the non-executive Directors standing for re-election are independent in terms of the criteria set out in the UK Combined Code on Corporate Governance.

Chris Lucas joins the Board on 1st April 2007 following a thorough search and selection process to replace Naguib Kheraj as Group Finance Director.

I would like to take this opportunity to acknowledge the valuable contribution made by those Directors who have left office during the year. Matthew Barrett, who had been on the Board since 1999 and Chairman since 2004 retired at the end of the year having served the Group for seven years as Chief Executive Officer and subsequently Chairman. Barclays would not be in the strong position it is today without his invaluable contribution. I also thank Naguib Kheraj, who retires as a Director at the end of March 2007: his professionalism and dedication have had an enormous effect on the performance of the Group and he will be missed. David Roberts left us at the end of the year after 24 years of distinguished service in a number of executive positions and Robert Steel, one of our non-executive Directors, left in October 2006 to take up a position with the US Treasury. I would like to express my and the Board’s thanks and appreciation to all four of them and wish them the very best in all they do in the future.

Our AGM is one of the key ways we communicate with our shareholders and I would encourage you to use your vote by either attending the meeting or completing the Proxy Form. If you have access to the internet, I recommend that you access, complete and return Proxy Forms electronically. If you would like to do this the instructions are set out on your Proxy Form.

The Board believes that all of the proposals set out in this Notice of Meeting are in the best interests of shareholders and the Company and unanimously recommends that you vote in favour of all the resolutions.

It is my first Barclays AGM and I should very much like to meet as many shareholders as possible on the day. I very much hope you will be able to join me and the Board for coffee and biscuits before the meeting starts.

I would encourage you to use your vote by either attending the meeting or completing the Proxy Form.

Marcus Agius

This document is important and requires your immediate attention

When considering what action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other professional adviser duly authorised under the Financial Services and Markets Act 2000. If you have sold or transferred all your shares in Barclays PLC, please send this Notice of Meeting and the accompanying Proxy Form to the person you sold or transferred your shares to, or to the bank, stockbroker or other agent who arranged the sale or transfer for you.

Notice of Meeting

Notice is hereby given that the 2007 Annual General Meeting (the ‘AGM’) of Barclays PLC (the ‘Company’) will be held at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE on Thursday 26th April 2007 at 11.00am to transact the following business:

Resolutions

To consider and, if thought fit, to pass the following resolutions, with those numbered 1 to 14 being proposed as ordinary resolutions and resolutions numbered 15 to 17 as special resolutions.

Report and Accounts

1. That the Reports of the Directors and Auditors and the audited accounts of the Company for the year ended 31st December 2006, now laid before the meeting, be received.

The Directors are required by the Companies Act 1985 (the ‘Act’) to present to the AGM the Reports of the Directors and Auditors and the audited accounts of the Company for each financial year (in this case for the year ended 31st December 2006). The Company’s Articles of Association permit the Directors to pay dividends. It is not our practice, therefore, to seek shareholder approval of the final dividend, as to do so would delay its payment to shareholders.

Remuneration report

2. That the Directors’ Remuneration report for the year ended 31st December 2006, now laid before the meeting, be approved.

The Directors’ Remuneration Report Regulations 2002 require quoted companies to present to the AGM the Directors’ Remuneration report (which appears in full in the 2006 Annual Report and in summary in the 2006 Annual Review).

Re-election of Directors appointed since the last AGM

3. That Marcus Agius be re-elected a Director of the Company.

Marcus Agius (age 60) joined the Board on 1st September 2006 as a non-executive Director. He became Chairman on 1st January 2007 upon the retirement of Matthew Barrett. He is the senior non-executive Director of the BBC and was Chairman of Lazard in London and a Deputy Chairman of Lazard LLC until 31st December 2006. He was formerly Chairman of BAA PLC, a position he held from 2002 until 20th December 2006. He is Trustee to the Board of the Royal Botanic Gardens, Kew and Chairman of The Foundation and Friends of the Royal Botanic Gardens, Kew. From 1st January 2007, he became Chairman of the Board Corporate Governance and Nominations Committee and a member of the Board HR and Remuneration Committee.

4. That Frederik Seegers be re-elected a Director of the Company.

Frederik (Frits) Seegers (age 48) joined the Board on 10th July 2006. He is the Chief Executive of Global Retail and Commercial Banking, responsible for all Barclays retail and commercial banking operations globally, including UK Banking (Retail and Business), International Retail and Commercial Banking and Barclaycard. He is also a non-executive Director of Absa Group Limited. He has been a member of the Executive Committee since his appointment. He joined the Group from Citigroup where he previously held a number of senior positions, most recently CEO Global Consumer Group with a remit covering all retail operations in Europe, Middle East and Africa. He was also a member of the Citigroup Operating Committee and the Citigroup Management Committee.

5. That Christopher Lucas be re-elected a Director of the Company.

Chris Lucas (age 46) will join the Group and the Board as Group Finance Director from 1st April 2007. He joins the Group from PricewaterhouseCoopers where he was UK Head of Financial Services and Global Head of Banking and Capital Markets. He was Global Relationship Partner for Barclays for the 1999 to 2004 financial years and subsequently held similar roles for other global financial services organisations. He has worked across financial services for most of his career, including three years in New York as Head of the US Banking Audit Practice of PricewaterhouseCoopers.

The Company’s Articles of Association and provision A.7.1 of the UK Combined Code on Corporate Governance (the ‘Combined Code’) provide that any new Director appointed by the Board during the year may hold office only until the next AGM, when that Director must stand for re-election by the shareholders. Marcus Agius was appointed to the Board on 1st September 2006, Frits Seegers was appointed on 10th July 2006 and Chris Lucas has been appointed to the Board with effect from 1st April 2007. They are accordingly seeking re-election.

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Re-election of Directors retiring by rotation

6. That Stephen Russell be re-elected a Director of the Company.

Stephen Russell (age 61) joined the Board on 25th October 2000 on completion of the acquisition of Woolwich plc. He was Chief Executive of Boots Group PLC from 2000 until 2003, having worked for Boots since 1967. He is a trustee of St. John’s Ambulance and Tommy’s the Baby Charity and is on the Council of Nottingham University. He is Chairman of the Board Audit Committee and is a member of the Board Risk and Board Corporate Governance and Nominations Committees.

7. That Richard Leigh Clifford be re-elected a Director of the Company.

Leigh Clifford (age 59) joined the Board on 1st October 2004. He has been a Director of Rio Tinto plc since 1994 and Rio Tinto Limited since 1995 and was appointed Chief Executive of the Rio Tinto Group in 2000. He held various roles at Rio Tinto since joining in 1970, including Managing Director of Rio Tinto Limited and Chief Executive of the Energy Group. He was a member of the Coal Industry Advisory Board of the International Energy Agency for a number of years and its Chairman from 1998 to 2000. He was formerly a Director of Freeport-McMoran Copper & Gold Inc. He is a member of the Board HR and Remuneration Committee.

8. That Sir Andrew Likierman be re-elected a Director of the Company.

Sir Andrew Likierman (age 63) joined the Board on 1st September 2004. He was previously Managing Director, Financial Management, Reporting and Audit and Head of the Government Accounting Services at HM Treasury. He is Professor of Management Practice in Accounting at the London Business School and a non-executive Director of the Bank of England. He was formerly a non-executive Director and Chairman of MORI Group Limited. He is also a non-executive Director and Vice Chairman of the Tavistock and Portman NHS Trust and non-executive Chairman of Applied Intellectual Capital plc. He is a member of the Board Audit and Board Risk Committees.

9. That John Varley be re-elected a Director of the Company.

John Varley (age 50) was appointed as Group Chief Executive on 1st September 2004, prior to which he had been Group Deputy Chief Executive from 1st January 2004. He held the position of Group Finance Director from 2000 until the end of 2003. John joined the Executive Committee in September 1996 and was appointed to the Board in June 1998. He was Chief Executive of Retail Financial Services from 1998 to 2000 and Chairman of the Asset Management Division from 1995 to 1998. He is Chairman of Business Action on Homelessness, President of the Employers’ Forum on Disability and a member of the International Advisory Panel of the Monetary Authority of Singapore. John is also a non-executive Director of AstraZeneca PLC and a Director of Ascot Racecourse.

The Company’s Articles of Association require one-third (rounded down) of the Directors, excluding those who were appointed by the Board since the last AGM, to retire in turn each year. As there are twelve Directors on the Board (excluding those appointed since the last AGM) four Directors must retire by rotation at this year’s AGM. The Directors retiring by rotation and seeking re-election in such a manner are listed in resolutions 6 to 9 above.

Re-election of Director in accordance with the Combined Code

10. That Sir Nigel Rudd be re-elected a Director of the Company.

Sir Nigel Rudd (age 60) joined the Board on 1st February 1996 and was appointed Deputy Chairman on 1st September 2004. He is non-executive Chairman of Pendragon PLC and Alliance Boots PLC and a non-executive Director of BAe Systems PLC and Sappi Limited. He is a member of the Board Corporate Governance and Nominations Committee and, until 31st December 2006, was Chairman of the Board HR and Remuneration Committee. Sir Nigel also chairs the Group’s Brand and Reputation Committee.

Under provision A.7.2 of the Combined Code, non-executive Directors who have served on the Board for more than nine years must stand for re-election annually. As Sir Nigel has served on the Board since 1st February 1996, he is standing for re-election. Having considered the matter carefully, the Board considers that Sir Nigel remains independent. Full details of the independence review can be found in the Annual Report.

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Notice of Meeting

Reappointment of Auditors

11. That PricewaterhouseCoopers LLP, Chartered Accountants and Registered Auditors, be reappointed as auditors of the Company to hold office from the conclusion of this meeting until the conclusion of the next general meeting at which accounts are laid before the Company.

The Act requires that auditors are reappointed at each AGM at which accounts are presented. The Board, on the unanimous recommendation of the Board Audit Committee, which has evaluated the effectiveness and independence of the external auditors, is proposing the reappointment of PricewaterhouseCoopers LLP.

Auditors’ remuneration

12. That the Directors be authorised to set the remuneration of the Auditors.

The Directors may set the remuneration of the Auditors if authorised to do so by the shareholders. This resolution proposes that the Directors be so authorised. Details of the remuneration paid to the external auditors for 2006 and details of how the Group monitors the effectiveness and independence of the external auditors may be found in the Annual Report.

EU Political Donations

13. That, in accordance with Section 347D of the Companies Act 1985 (the ‘Act’), Barclays Bank PLC, being a subsidiary of the Company, be and is hereby authorised to: (a) make donations to EU political organisations not exceeding £25,000 in total; and (b) incur EU political expenditure not exceeding £100,000 in total, in each case during the period commencing on the date of this resolution and ending on 26th July 2008 or, if earlier, the conclusion of the Annual General Meeting of the Company held in 2008. For the purposes of this resolution, the terms ‘donations’, ‘EU political organisations’ and ‘EU political expenditure’ shall have the meanings given to them in section 347A of the Act.

The Act requires companies to obtain shareholder approval before they can make donations to EU political organisations or incur EU political expenditure. We do not give any money for political purposes in the UK nor do we make any donations to EU political organisations or incur EU political expenditure. However, the definition of political donations used in the Act is very wide. As a result, it may cover activities which form part of relationships that are an accepted part of engaging with our stakeholders to ensure that issues and concerns affecting Barclays Bank PLC (the ‘Bank’) are considered and addressed, but which would not be considered as political donations in the layman’s sense. The activities referred to above are not designed to support any political party nor to influence public support for any political party. The authority which the Board is requesting is similar to that given by shareholders at the AGM in 2006 and is a precautionary measure to ensure that the Bank does not inadvertently breach the Act.

Authority to allot securities

14. That, in substitution for all existing unexercised authorities, the authority and power conferred on the Directors by Article 12(a) of the Articles of Association of the Company (authority to allot securities) be renewed for the period expiring on the date of the Annual General Meeting of the Company to be held in 2008 or, if earlier, on 26th July 2008 (unless previously renewed, varied or revoked by the Company in general meeting) and that ‘the Section 80’ amount for that period for the purposes of Article 12(a) shall be £544,913,279.

The effect of this resolution, which is similar to that passed in 2006, is to give the Directors authority to allot securities up to an amount approximately equal to one-third of the issued ordinary share capital of the Company as at 27th February 2007 (excluding treasury shares). The Company currently holds no treasury shares. This renewed authority would remain in force until the AGM in 2008 or 26th July 2008, whichever is the earlier. The Board has decided to seek annual renewal of this authority in accordance with best practice.

The Board has no current plans to make use of this authority but is seeking its renewal to ensure that the Company has maximum flexibility in managing the Group’s capital resources. Please note that this renewed authority remains in force regardless of whether the new Articles of Association are adopted pursuant to resolution 17 of this meeting.

Authority to allot securities for cash other than on a pro-rata basis to shareholders

15. That, subject to the passing of resolution 14, and in substitution for all existing unexercised authorities, the authority and power conferred on the Directors by Article 12(b) of the Articles of Association of the Company (authority to allot securities for cash otherwise than on a pro-rata basis to shareholders) be renewed for the period expiring on the date of the Annual General Meeting of the Company to be held in 2008 or, if earlier, on 26th July 2008 (unless previously renewed, varied or revoked by the Company in general meeting), and that ‘the Section 89 amount’ for that period for the purposes of Article 12(b) shall be £81,736,992, and that the power conferred on the Directors by this resolution shall also apply to the sale of treasury shares, which is an allotment of equity securities by virtue of Section 94 (3A) of the Companies Act 1985, but as if the words ‘Pursuant to and within the terms of the said authority’ were omitted from Article 12(b).

The effect of this resolution, which is similar to that passed in 2006, is to renew the authority given to the Directors to allot equity securities (or sell treasury shares) (a) pursuant to a rights issue, or (b) for cash, up to an amount representing approximately 5% of the issued ordinary share capital of the Company as at 27th February 2007, in each case without the need first to offer such shares to existing shareholders. This renewed authority would remain in force until the AGM in 2008 or 26th July 2008, whichever is the earlier. The Board has decided to seek annual renewal of this authority in accordance with best practice.

The Board has no current plans to make use of this authority but is seeking the renewal of this authority to ensure that the Company has maximum flexibility in managing the Group’s capital resources. Please note that this renewed authority remains in force regardless of whether the new Articles of Association are adopted pursuant to resolution 17 of this meeting.

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Purchase of own Shares

16. That the Company be authorised generally and unconditionally to make market purchases (within the meaning of Section 163(3) of the Companies Act 1985) on the London Stock Exchange of up to an aggregate of 980,840,000 ordinary shares of 25p each in its capital, and may hold such shares as treasury shares, provided that: (a) the minimum price (exclusive of expenses) which may be paid for each ordinary share is not less than 25p; (b) the maximum price (exclusive of expenses) which may be paid for each ordinary share shall not be more than the higher of (i) 105% of the average of the market values of the ordinary shares (as derived from the Daily Official List of the London Stock Exchange) for the five business days immediately preceding the date on which the purchase is made and (ii) that stipulated by Article 5(1) of the Buy-back and Stabilisation Regulation (EC 2273/2003); and (c) the authority conferred by this resolution shall expire on the date of the Annual General Meeting of the Company to be held in 2008 or, if earlier, 15 months from the date of passing this resolution (except in relation to any purchase of shares the contract for which was concluded before such date and which would or might be executed wholly or partly after such date).

This resolution would enable the Company to purchase up to a maximum of 980,840,000 of its ordinary shares. This is less than 15% of the issued share capital as at 27th February 2007 (excluding treasury shares). The total number of ordinary shares that may be issued on the exercise of outstanding options as at 27th February 2007 is 107,002,708, which represents approximately 1.64% of the issued share capital at that date (excluding treasury shares). If the Company were to purchase shares up to the maximum permitted by this resolution, the proportion of ordinary shares subject to outstanding options would represent approximately 1.93% of the issued share capital as at 27th February 2007 (excluding treasury shares). There are no warrants outstanding.

The Board considers it desirable for the general authority proposed above to be available to provide maximum flexibility in the management of the Group’s capital resources. The Board would use such authority only if satisfied at the time that to do so would be in the interests of shareholders and would lead to an increase in the Group’s earnings per share. Under the Act, the Company may hold any shares bought back in treasury, which may then be either sold for cash, transferred for the purposes of an employee share scheme (subject, if necessary, to approval by shareholders at a general meeting) or cancelled. The Company therefore has the choice of either cancelling or holding in treasury any of its shares which it purchases. If the Company buys any of its shares under the authority given by this resolution, the Board will decide at the time of purchase whether to cancel them immediately or hold them in treasury. In relation to treasury shares, the Board would also have regard to any investor guidelines in relation to the purchase of shares intended to be held in treasury or in relation to their holding or resale which may be in force at the time of any such purchase, holding or resale.

Adoption of new Articles of Association

17. That the form of the Articles of Association produced to the meeting and initialled by the Chairman for the purposes of identification be and are hereby adopted as the new Articles of Association of the Company in substitution for and to the exclusion of all existing Articles of Association.

This resolution is to adopt new Articles of Association. The new Articles of Association would allow the Company to take advantage of the provisions of the Companies Act 2006 (the ‘2006 Act’) which enable companies to communicate electronically or via a website with all shareholders (including, for example, providing the annual report and accounts by such means) unless the shareholder asks in writing that he or she should continue to receive paper documents. If this resolution is passed, we will write to shareholders in accordance with the 2006 Act, inviting those shareholders who wish to continue to receive hard copy documents to contact the Company. As this will only take place after the AGM shareholders need take no action at present.

In addition, the new Articles of Association would not contain the requirement in the existing Articles of Association for compulsory retirement of Directors at the age of 70, as the requirement for Directors to retire at that age has been repealed by the 2006 Act. Further, the references to sections of the Companies Act 1985 contained in the Articles of Association dealing with the Company’s power to investigate holdings of its shares would be updated to reflect the repeal or re-enactment of those sections by the 2006 Act. A copy of the proposed new Articles of Association is available for inspection at the Company’s registered office, 1 Churchill Place, London E14 5HP during usual business hours on any weekday (public holidays excluded) from the date of this notice until the close of the meeting. It will also be available on the Company’s website and available for inspection at The Queen Elizabeth II Conference Centre from 10.30am on 26th April 2007 until the end of the meeting.

By order of the Board

Lawrence Dickinson Company Secretary

8th March 2007 1 Churchill Place London E14 5HP

Notes

(a) Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company specifies that only those holders of shares registered in the register of members at 6.00pm on 24th April 2007 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the register after 6.00pm on 24th April 2007 shall be disregarded in determining the right of any person to attend or vote at the meeting.

(b) A shareholder who is entitled to attend and vote at the AGM is entitled to appoint one or more proxies to attend and, on a poll to vote on his or her behalf. A proxy need not be a member of the Company.

(c) The following documents, which are available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excluded) at the Company’s registered office, 1 Churchill Place, London E14 5HP, will also be available for inspection at The Queen Elizabeth II Conference Centre from 10.30am on 26th April 2007 until the end of the meeting: (i) copies of the executive Directors’ service contracts; (ii) copies of the non-executive Directors’ letters of appointment; (iii) the register of Directors’ interests in the shares of the Company; (iv) a statement giving particulars of Directors’ relevant transactions, drawn up to comply with Section 343 of the Companies Act 1985; and (v) the proposed new Articles of Association of the Company. The statement of Directors’ relevant transactions will be available for inspection at the registered office from 11th April 2007.

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Questions and Answers

Who is entitled to vote?

Shareholders who want to attend and vote at the AGM must be entered on the Company’s register of members by no later than 6.00pm on 24th April 2007. This time will still apply for the purpose of determining who is entitled to attend and vote if the AGM is adjourned from its scheduled time by 48 hours or less. If the AGM is adjourned for longer, members who wish to attend and vote must be on the Company’s register of members by 6.00pm two days before the time fixed for the adjourned meeting.

How do I vote?

Voting on resolutions at the AGM will usually be by poll. That means that you will be asked to complete a Poll Card at the AGM if you attend in person. We believe that a poll, which includes the votes cast by proxies, is the fairest way of including the views of as many shareholders as possible in the voting process. There are three ways in which you can vote. You can vote in person at the AGM, you can sign the enclosed Proxy Form appointing the Chairman or some other person to vote for you, or you can vote electronically. Details of how to do this appear on the enclosed Proxy Form.

You should return your Proxy Form to the Registrar in the enclosed pre-paid envelope to be received by no later than 11.00am on 24th April 2007. Below, you will find details of how to withdraw your proxy should you change your mind.

What if I plan to attend the AGM and vote in person?

If you want to vote in person at the AGM there is no need to complete and return the Proxy Form. Attached to the Proxy Form is a Poll Card for use by those attending the AGM. You should bring the Poll Card and the Attendance Card with you.

If my shares are held in Barclays Sharestore how do I vote?

Sharestore members who have elected to receive Proxy Forms and copies of the Annual Review can attend and vote at the AGM. All Sharestore members can elect to receive these documents at any time and can attend and vote at the AGM. If you are such a Sharestore member and do not want to attend but do want to vote, you must return the enclosed Proxy Form so that Talbot Nominees Limited can appoint whichever person you tell them on the Proxy Form to attend and vote on your behalf. If you return the Proxy Form but do not insert the name of your proxy then the Chairman of the meeting will vote on your behalf.

How will my shares be voted if I appoint a proxy?

The person you name on your Proxy Form must vote in accordance with your instructions. If you do not give them any instructions, a proxy may vote or not vote as he or she sees fit on any business of the AGM. Please refer to the instructions on your Proxy Form.

Can I change my mind once I have appointed a proxy?

Yes. If you change your mind, you can send a written statement to that effect to the Registrar. The statement must arrive with the Registrar by 11.00am on 24th April 2007 or you should bring it along to the AGM.

If you hold your shares in Barclays Sharestore, your statement must be received by the Registrar by 11.00am on 24th April 2007. You cannot bring it along to the meeting.

How will the votes be counted?

Each resolution that is put to the meeting is voted upon. The passing of resolutions 1 to 14 is determined by a majority of votes. Resolutions 15 to 17 are being proposed as special resolutions and will therefore each require a 75% majority to be passed.

Who counts the votes?

Our Registrar, Lloyds TSB Registrars, counts the proxy votes received before the AGM and then counts the votes cast at the AGM. An independent third party, Electoral Reform Services, will supervise the counting of the votes by the Registrar.

When will the results of the voting be declared?

The preliminary results of voting on the resolutions to be proposed at the AGM will be displayed in the Benjamin Britten Lounge at The Queen Elizabeth II Conference Centre shortly after the AGM. The final results will be announced to the London Stock Exchange the next day and will appear on our website at www.investorrelations.barclays.com.

I am a corporate shareholder – what do I need to do to attend the AGM?

Representatives of shareholders that are corporations will have to produce evidence of their proper appointment when attending the AGM. Please contact our Registrar if you need further guidance on this.

How do I ask a question at the AGM?

Customer issues

If you would like to ask a question about a personal matter at the AGM you should go to the Customer Relations Point. This is staffed by Senior Customer Relations personnel. All questions raised will be reviewed by the Chairman after the meeting and a reply will be sent out within 14 days.

Personal shareholding

If you would like to ask a question about your personal shareholding you should go to the Shareholder Enquiry Point. This is staffed by the Registrar and Barclays Stockbrokers and will be open both before and after the meeting.

Business of the meeting

If you intend to ask a question relating to the business of the meeting you should register your question at the Question Registration Point in the Benjamin Britten Lounge before the meeting starts. You can also register your question in the meeting hall once the meeting has started.

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Annual General Meeting 2007

Additional information for shareholders attending the Annual General Meeting

Venue

The meeting will be held in the Fleming Room on the third floor of The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE. A map showing the location of the Centre can be found on the enclosed Attendance Card. The meeting will start promptly at 11.00am; you should allow 15 to 20 minutes for security and registration formalities.

Security

For safety reasons, security checks will be carried out on entry to the Centre. You will be asked to leave large bags in the cloakroom and small bags may be searched. No cameras, video recorders or tape recorders should be taken into the meeting. Mobile phones should be turned off.

Cloakrooms

Cloakroom facilities, for the storage of coats, large bags, etc., are located at the rear of the ground floor foyer.

Lifts

Barclays staff will be on hand to guide you to the lifts to the third floor.

Registration

Attendance Cards should be presented to the Registrar’s staff who will be available as you arrive at the Centre. Corporate representatives, proxies and guests should register at the registration desks which are clearly positioned on the ground floor.

Persons with disabilities

The Centre has full wheelchair access. If you are hard of hearing, there will be facilities available in the meeting room, including an induction loop system. The meeting will also be signed. An audio cassette and a CD containing extracts from the 2006 Annual Review is available, free of charge, either on request in writing to the Registrar or at the meeting.

First Aid

First aid facilities will be available. Please approach any member of Barclays staff.

Refreshments

Tea and coffee will be available before the meeting. After the business of the meeting has concluded, light refreshments and soft drinks will be available in the Benjamin Britten Lounge, which is next to the Fleming Room on the third floor.

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